Exhibit 99.1

Adaptimmune Announces that Gwen Binder will leave in January 2019

PHILADELPHIA and OXFORD, United Kingdom, Dec. 12, 2018 — Adaptimmune (Nasdaq: ADAP), a leader in T-cell therapy to treat cancer, today announced that Gwen Binder, PhD, Chief Technology Officer, will be leaving the company at the end of January 2019.

Dr. Binder was the first US employee of Adaptimmune in 2011, transitioning across from the company’s T-cell translational development collaboration program with the University of Pennsylvania. She led much of the early clinical development, manufacturing, translational and more recently research components of the company.

“Gwen has contributed a tremendous amount to the early phase technical advancement and progress of our therapies, and to cell therapy in general,” said James Noble, Adaptimmune’s CEO. “As Adaptimmune moves into a more clinically focused stage, Gwen decided it is time to pursue a different path that will allow her to remain focused on early development and technical innovation and we wish her every success.”

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer, including solid tumors. Adaptimmune is currently conducting clinical trials with SPEAR T-cells targeting MAGE-A4, MAGE-A10, and AFP across multiple solid tumor indications.  The Company is located in Philadelphia, USA and Oxfordshire, U.K. For more information, please visit http://www.adaptimmune.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 6, 2018, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts:

Media Relations:

Sébastien Desprez — VP, Communications and Investor Relations

T: +44 1235 430 583

M: +44 7718 453 176

Sebastien.Desprez@adaptimmune.com

Investor Relations:

Juli P. Miller, Ph.D. — Director, Investor Relations

T: +1 215 825 9310

M: +1 215 460 8920

Juli.Miller@adaptimmune.com